ASSET PURCHASE AGREEMENT

BETWEEN

Fortified Management Group, LLC

AND

INSTILEND TECHNOLOGIES INC.

May 2, 2013

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ASSET PURCHASE AGREEMENT

THIS AGREEMENT, made this 2nd day of May, 2013, by and among Instilend Technologies Inc., a New York corporation ("Seller") and a wholly-owned subsidiary of Investview, Inc., a Nevada corporation (“Investview”), and Fortified Management Group, LLC, a New York limited liability company (“Buyer”).

WHEREAS, Seller owns certain considerable know-how in the field of stock loan services as a result of its ownership of its proprietary Matador, Locate Stock and LendEQS platforms (the “Stock Loan Assets”).

WHEREAS, Seller desires to sell, and Buyer desires to purchase, substantially all the assets of Seller, including all tangible and intangible assets, relating to the operation of Seller's Stock Loan Assets (the "Business") upon the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the foregoing premises and of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. SALE AND TRANSFER OF ASSETS

1.1. Based upon and subject to the terms, conditions, agreements, representations and warranties hereinafter set forth, the Seller does hereby agree to sell, assign, transfer, deliver and convey to Buyer on the Closing Date (as hereinafter defined), and Buyer does hereby agree to purchase, acquire, accept and take possession of on the Closing Date, all of Seller's right, title and interest in and to all assets, properties, rights and business of Seller of every kind and description wherever located used in or related to the Business (all of which are hereinafter sometimes referred to as the "Assets"), including without limitation, all the assets of Seller described on Schedule 1.1 annexed hereto.

2. CLOSING

The closing of this Agreement (the "Closing") shall take place at a place mutually determined by Seller and Buyer at 10:00 A.M. local time, on the date hereof or at such other date or time as Buyer and Seller may agree upon (the date of Closing being hereinafter referred to as the "Closing Date").

3. PURCHASE PRICE, ROYALTIES AND ESCROW AGREEMENT

The total purchase price (the "Purchase Price") to be paid by Buyer for the Assets shall be $3,000,000 and shall consist of the items 1, 2, 4 and 5 set forth on Schedule 3. In addition, Buyer has agreed to pay certain royalties to Seller as set forth on Schedule 3 hereto. With respect to item 1 of the Purchase Price, the $150,000 paid at Closing (“Escrow Funds”) shall be held in an escrow account by Fleming PLLC (“Escrow Agent”), pursuant to an escrow agreement to be entered into by and between the Seller, Buyer and Escrow Agent substantially in the form attached hereto as Exhibit A (“Escrow Agreement”). Pursuant to the terms of the Escrow Agreement, the Escrow Funds shall remain in escrow until Seller has entered into a settlement agreement with the tax authorities set forth on Schedule 4.4. The settlement agreements with the tax authorities set forth on Schedule 4.4 shall be entered and settled on a case by case basis and the Seller shall have the authority to enter and pay such tax authorities within its sole discretion. Thereafter, the Escrow Funds may only be released from the Escrow Account for the direct payment by the Escrow Agent to such tax authorities listed on Schedule 4.4.

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3.A INVESTVIEW GUARANTY

After the Seller has entered into settlement agreements with the tax authorities set forth on Schedule 4.4 and in the event of a failure by Seller to make any payments in accordance with the terms of any such settlement agreements (“Tax Payment Default”), Investview will issue shares of its common stock to Buyer as set forth below. Upon a Tax Payment Default, InvestView will immediately issue to Buyer shares of its common stock equal to three times the unpaid amount of the remaining unpaid tax liabilities due pursuant to all such settlement agreements (“Total Tax Liability”). In determining the number of InvestView shares of common stock to be issued to Buyer hereunder, the Total Tax Liability shall be multiplied by three (3) and then divided by the lowest closing bid price of InvestView’s common stock during the ten trading days prior to the date of the Tax Payment Default (“INVU Stock Price”). For example, if on the date of the Tax Payment Default the Total Tax Liability is $50,000 and the INVU Stock Price is $2.00, the number of shares of InvestView common stock to be issued to Buyer shall be 75,000.

4. REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Buyer to enter into this Agreement and to consummate the transactions contemplated herein, Seller represents and warrants as follows:

4.1. Seller has the power and the authority and all licenses and permits required by governmental authorities to own and operate its properties and carry on its business as now being conducted.

4.2. Seller has authority to execute and perform this Agreement and all other agreements to be entered into in connection with the transactions contemplated hereby.

4.3. The execution, delivery and performance of this Agreement and all other agreements to be entered into in connection with the transactions contemplated hereby have been duly authorized by the members of the board of directors of Seller and by all necessary corporate action and do not violate or conflict with any provision of the Seller’s certificate of incorporation or by-laws or any agreement, instrument, law, order or regulation to which Seller is a party or by which Seller is bound. No consent, approval or authorization of, or filing with or notification to, any lender, security holder, governmental agency or other person or entity is required by Seller in connection with the execution, delivery and performance by the Seller of this Agreement and the consummation of the transactions contemplated hereby.

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4.4 Except for potential liens resulting from certain payroll taxes set forth on Schedule 4.4 (the “Tax Liability”), Seller has good and marketable title to the Assets free and clear of any and all liens or encumbrances of any kind.

4.5. This Agreement, and all other instruments delivered by Seller in connection herewith, have been duly executed and delivered by the Seller and are legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms.

4.6. Except for the Tax Liability, Seller has no knowledge of any action, suit, litigation or proceeding pending or threatened against or relating to the Assets or Business nor does Seller know of any basis for any such action, or of any governmental investigation relating to the Assets or the Business.

4.7. Seller has obtained all required approvals or authorizations of this Agreement and any other agreements to be entered into in connection with the transactions contemplated hereby which are required by law or otherwise in order to make this Agreement or any other agreements entered into in connection with the transactions contemplated hereby binding upon Seller.

4.8 Except for the Tax Liability, there is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of the Seller, threatened against or affecting the Assets or the Business, before or by any court, arbitrator, governmental or administrative agency or regulatory authority (federal, state, county, local or foreign) (collectively, an “Action”) which (i) adversely affects or challenges the legality, validity or enforceability of the transactions contemplated by this Agreement or the Assets or (ii) could, if there were an unfavorable decision, have or reasonably be expected to result in a material adverse effect on the Business.

4.9 The Seller has the rights necessary or material for use in connection with the operation of the Business and which the failure to so have could have a material adverse effect on the Assets or the Business, and the Seller has not granted, or agreed to grant, to any person any options, rights, licenses, restrictions, interests of any kind, or encumbrances relating to the use of the Assets except in the normal course of operating the Business and as set forth on Schedule 4.9 hereto. Seller has not received a notice (written or otherwise) that any of the Stock Loan Assets used by the Company violates or infringes upon the rights of any person. Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of all of their intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the Assets or the Business.

4.10. The representations and warranties of Seller contained in this Agreement will be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

5. REPRESENTATIONS AND WARRANTIES OF BUYER

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As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated herein, Buyer represents and warrants as follows:

5.1. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of New York. The Buyer has the power and the authority and all licenses and permits required by governmental authorities to own and operate its properties and carry on its business as now being conducted and to be conducted in the future.

5.2. The Buyer has the corporate power and authority to execute and perform this Agreement and all other agreements to be entered into in connection with the transactions contemplated hereby.

5.3. The execution, delivery and performance of this Agreement and all other agreements to be entered into in connection therewith have been duly authorized by the members of the Buyer and by all necessary corporate action, and do not violate or conflict with any provisions of the Certificate of Formation or Operating Agreement of the Buyer or any agreement, instrument, law or regulation to which the Buyer is a party or by which Buyer is bound.

5.4. No approval or authorization of this Agreement or any other agreement to be entered into in connection with the transactions contemplated by this Agreement is required by law or otherwise in order to make this Agreement or any other agreements entered into in connection herewith binding upon the Buyer. Upon the execution and delivery of this Agreement and any other agreement in connection therewith, this Agreement and any other such agreements will constitute legal, valid and binding obligations of Buyer, enforceable in accordance with their respective terms.

5.5 Buyer intends to secure capital backing in the amount of up to $50,000,000.

5.6 The representations and warranties of Buyer contained in this Agreement will be true and correct on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

6. CONDITIONS TO THE OBLIGATIONS OF BUYER

The obligations of Buyer hereunder are, at the option of Buyer, subject to the following conditions:

6.1. The representations and warranties of the Seller contained herein shall be true and correct on the date when made and at and as of the Closing Date as if then made and the Seller shall have performed and complied with all agreements, covenants and conditions required hereunder to be performed or complied with by them prior to or at the Closing.

6.2. Buyer shall have received certified copies of the resolutions of the Board of Directors and shareholder of the Seller authorizing and approving this Agreement.

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6.3. All governmental approvals required for the consummation of this Agreement and the other transactions contemplated hereby shall have been obtained and all consents and approvals of any other persons required for the consummation of this Agreement and the other transactions contemplated hereby, the withholding of which would have a material adverse effect on the financial condition or business of the Seller, shall have been obtained.

6.4 The Company and Buyer will enter into a Consulting Agreement substantially in the form attached hereto as Exhibit B simultaneously with the execution of this Agreement.

6.5 Each of Rich L’Insalata, Derek Tabacco and Todd Tabacco (collectively the “Release Parties”) shall have entered into Settlement and Release Agreements with Seller, the forms of which are attached hereto as Exhibits E, F and G.

7. CONDITIONS TO THE OBLIGATIONS OF SELLER

The obligations of Seller hereunder are, at the option of Seller, subject to the following conditions:

7.1. The representations and warranties of the Buyer contained herein shall be true and correct on the date when made and at and as of the Closing Date as if then made and the Buyer shall have performed and complied with all agreements, covenants and conditions required hereunder to be performed or complied with by them prior to or at the Closing.

7.2. Seller shall have received certified copies of the resolutions of the managers and members of the Buyer authorizing and approving this Agreement.

7.3. All governmental approvals required for the consummation of this Agreement and the other transactions contemplated hereby shall have been obtained and all consents and approvals of any other persons required for the consummation of this Agreement and the other transactions contemplated hereby, the withholding of which would have a material adverse effect on the financial condition or business of the Buyer, shall have been obtained.

7.4 As an inducement for the Seller to sell the Assets and to secure the complete and timely payment, performance and discharge in full, as the case may be, of all of the obligations of the Buyer including, but not limited to, the payment of all consideration set forth hereunder, the Buyer hereby, unconditionally and irrevocably, pledges, grants and hypothecates to the Seller, a continuing first lien security interest in, a continuing lien upon, an unqualified right to possession and disposition of and a right of set-off against, in each case to the fullest extent permitted by law, all of the Buyer’s right, title and interest of whatsoever kind and nature in and to the Assets (the “Security Interest”). This Agreement creates in favor of the Seller a valid security interest in the Assets securing the payment and performance of the obligations set forth herein and, upon making the filings described in the immediately following sentence, a first lien, perfected security interest in such Assets. Except for the filing of financing statements on Form-1 under the UCC with the State of New Jersey, the Buyer hereby represents that no authorization or approval of or filing with or notice to any governmental authority or regulatory body is required either (i) for the grant by the Buyer of, or the effectiveness of, the Security Interest granted hereby or for the execution, delivery and performance of this Agreement by the Buyer or (ii) for the perfection of or exercise by the Seller of its rights and remedies hereunder. The Seller is hereby authorized to keep a copy of all software transferred pursuant to this Agreement, and the Buyer shall provide updates to all software on a quarterly basis. Failure to provide quarterly updates within 30 days of the end of the quarter will result in a breach of this Agreement, provided Seller delivers a written notice to Buyer of such breach and Buyer does not cure such breach within thirty (30) days of its receipt of such written notice from Seller. Upon the breach of this Agreement or the occurrence of an event of default, that has not been timely cured, as set forth in the Note, the Seller shall have the right to exercise all of the remedies conferred hereunder and under the Note, and the Seller shall have all the rights and remedies of a Seller under the UCC and/or any other applicable law (including the Uniform Commercial Code of any jurisdiction in which any Assets is then located). Upon the occurrence of an event of default, that has not been timely cured, under the Note, the Seller shall, without limitation, have the following rights and powers: (i) The Seller shall have the right to take possession of the Assets and, for that purpose, enter, with the aid and assistance of any person, any premises where the Assets, or any part thereof, is or may be placed and remove the same, and Buyer shall assemble the Assets and make it available to the Seller at places which the Seller shall reasonably select, whether at the Buyer’s premises or elsewhere, and make available to the Seller, without rent, all of the Company’s respective premises and facilities for the purpose of the Seller taking possession of, removing or putting the Assets in saleable or disposable form; and (ii) the Seller shall have the right to operate the business of the Buyer using the Assets and shall have the right to assign, sell, lease or otherwise dispose of and deliver all or any part of the Assets, at public or private sale or otherwise, either with or without special conditions or stipulations, for cash or on credit or for future delivery, in such parcel or parcels and at such time or times and at such place or places, and upon such terms and conditions as the Seller may deem commercially reasonable, all without (except as shall be required by applicable statute and cannot be waived) advertisement or demand upon or notice to the Buyer or right of redemption of the Buyer, which are hereby expressly waived. Upon each such sale, lease, assignment or other transfer of Assets, the Seller may, unless prohibited by applicable law which cannot be waived, purchase all or any part of the Assets being sold, free from and discharged of all trusts, claims, right of redemption and equities of the Assets, which are hereby waived and released. All rights of the Seller and all obligations of the Buyer hereunder, shall be absolute and unconditional.

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8. TERMINATION OF AGREEMENT

8.1. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of the Seller and the Buyer;

(b) by either the Seller or the Buyer if this Agreement shall not have been consummated on or before ten (10) days from the date of this Agreement; provided, however, that a material breach of this Agreement by a terminating party shall not be the reason for the failure of the Closing to occur;

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(c) by Buyer if any of the conditions specified in Section 6 hereof has not been met in all material respects or waived by Buyer; or

(d) by Seller if any of the conditions specified in Section 7 hereof has not been met in all material respects or waived by Buyer.

9. CLOSING DOCUMENTS

9.1. Seller agrees to deliver to Buyer on the Closing Date appropriate assignments and bills of sale with respect to the Assets being sold hereunder, together with the documents required to be delivered by Seller.

9.2. Buyer agrees to deliver on the Closing the Purchase Price and the documents required to be delivered by Buyer.

10. COSTS

Each party covenants and agrees that it shall be responsible for and bear its respective costs and expenses in connection with, or arising out of, the negotiation or consummation of this Agreement and the transactions contemplated hereby. Seller shall be responsible for any sales, use or transfer taxes applicable to the transactions provided for herein.

11. BROKERS

Each party represents and warrants to the other (and agrees to indemnify and hold harmless the other against breach of any such representation and warranty) that it has not engaged any broker, finder or similar person or entity in connection with the transactions provided for herein.

12. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; POST CLOSING MATTERS

12.1 All representations and warranties contained herein, and all other representations and warranties of the Seller and Buyer contained in the instruments executed in connection with the consummation of the transactions provided for herein, shall survive the execution of this Agreement, the consummation of the sale contemplated hereby and any investigation made by any party hereto.

12.2 Buyer shall maintain complete and accurate books and records in sufficient detail to reflect its operations under this Agreement and to enable the payments accrued and payable under this Agreement to be determined.

12.3  Buyer shall, at its expense, provide Seller with a written, detailed and accurate report within ten (10) working days of the end of each calendar month for the prior month for the sales reports and data reasonably requested (including a list of Seller’s Subscribers) by the Seller.

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12.4  By giving a five (5) day prior notice to Buyer, Seller shall have the right, one time per calendar quarter, during office hours of Buyer to access to user’s database and billing database related to the Assets in Buyer’s premises under Buyer’s guidance and subject to Buyer’s surveillance.

12.5 Audits

(a) Seller shall have the right to appoint at its own cost (except as provided in Section 12.5(c) below) an Accounting Firm (hereinafter as “Accountant”), upon seven (7) days’ prior written notice to Buyer to review the sales report and/or the sales through other payment methods without interfering with Buyer’s regular operation and business. Seller shall not carry out more than one (1) such audit during any twelve month period.

(b) Seller or representatives of Seller shall protect the confidentiality of Buyer’s confidential information and abide by Buyer’s reasonable security regulations while on Buyer’s premises.

(c) Buyer shall promptly reimburse Seller for the entire costs of such review and inspection including, but not limited to reasonable professional fees, traveling and accommodation expenses if (and only if) the Accountant after such review reveals a material shortfall of payment that should be paid by Buyer pursuant to this Agreement, which shortfall is not a result of different accounting policies. Buyer shall also pay the shortfall in the royalties ascertained to be due from such review and inspection including any interest at the rate of fifteen percent (15%) per year on the shortfall. For purposes hereof a “material shortfall” shall mean the non-payment of 10% or more of the amounts that should have been paid by Buyer to Seller pursuant to the terms of this Agreement.

12.6 The Buyer grants the Seller a non-exclusive, worldwide license to market the Assets under any brand name during the term of the Note. Seller, with Buyer’s prior written approval, may produce, distribute, and sell the passwords and/or other access methods to subscribers to gain access to the services provided using the Assets.

12.7 The Buyer may not sell, assign, transfer or license the Assets until the Purchase Price and the 5% Convertible Promissory Notes issued to the Release Parties have been paid or otherwise satisfied in full, except in the event that the proceeds of any such sale shall be paid to Seller at any such closing to satisfy all amounts due from Buyer to Seller as part of the Purchase Price, and such payment to Seller and the satisfaction of the 5% Convertible Promissory Notes issued to the Release Parties shall be a condition to any such closing.

13. NOTICES

All notices, requests, demands, documents and other communications given or due hereunder shall hereafter be made in writing and shall be deemed to have been duly given when hand delivered, when received if sent by telecopier or by same day or overnight recognized commercial courier service or three days after being mailed by certified or registered mail, postage prepaid:

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if to the Seller to:	Instilend Technologies Inc.
54 Broad Street
Red Bank, New Jersey 07701
Facsimile No.: 732-380-7915
Attn: Dr. Joseph Louro, CEO

with a copy to:	Fleming PLLC
49 Front Street, Suite 206
Rockville Centre, New York 11570
Attn: Stephen M. Fleming, Esq.

and if to the Buyer to:	Fortified Management Group, LLC
200 Tornillo Way
Tinton Falls, New Jersey 07712
Facsimile No.: 866 285-6073
Attn: Managing Member

14. COMPLETE AGREEMENT

This Agreement and the accompanying schedules and exhibits contain the complete agreement between the parties hereto with respect to the sale contemplated hereby and supersede all prior covenants and understandings between the parties hereto with respect to such sale. This Agreement shall not be amended or modified except by a writing signed by each party to be charged and this Agreement may not be discharged except by performance in accordance with its terms or by a writing signed by each party to be charged.

15. SEVERABILITY

In case any one or more of the provisions hereof shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

16. WAIVER REMEDIES

No waiver of any breach of any provision of this Agreement shall be held to be a waiver of any other or subsequent breach, and the failure of a party to enforce at any time any provision hereof shall not be deemed a waiver of any right of any such party to subsequently enforce such provision or any other provision hereunder. All remedies afforded in this Agreement shall be taken and construed as cumulative, that is, in addition to every other remedy provided herein or by law.

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17. COUNTERPARTS

This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18. COOPERATION; COVENANTS AFTER CLOSING

For a period not to exceed one year after the Closing Date, Seller will cooperate with Buyer, and Seller will use its best efforts to have the officers, directors and other employees of Seller cooperate with Buyer, at Buyer's request and expense, on and after the Closing Date, in furnishing information, evidence, testimony and other assistance in connection with any actions, proceedings, arrangements or disputes involving the Seller and/or Buyer and based upon contracts, arrangements, commitments or acts of Seller which were in effect or occurred on or prior to the Closing Date.

19. AUTHORIZATION: MAIL

Seller agrees that Buyer shall have the right and authority to collect for the account of Buyer all receivables and other items which shall be transferred to Buyer as provided herein, and to endorse with the name of Seller any checks received on account of any such receivables or other items. Seller agrees that it will promptly transfer and deliver to Buyer any cash or other property that Seller may receive in respect of any such receivables or other items. Seller authorizes and empowers Buyer from and after the Closing Date (i) to receive and open mail addressed to Seller and (ii) to deal with the contents thereof in any manner Buyer sees fit, provided such mail and the contents thereof relate to the Assets or otherwise to the business of Seller as conducted by Buyer. Seller agrees to deliver to Buyer promptly upon receipt any mail, checks or other documents received by it pertaining to the Assets or otherwise to the Business, as conducted by Buyer. Buyer agrees to deliver to Seller any mail which it receives to which it is not entitled by reason of this Agreement or otherwise and to which Seller is entitled.

20. FURTHER ASSURANCES

Seller agrees at any time and from time to time after the Closing Date, upon the request of Buyer, to do, execute, acknowledge and deliver, or to cause to be done, executed, acknowledged and delivered, all such further acts, assignments, transfers, powers of attorney and assurances as may be required for the assigning, transferring, conveying, and confirming to Buyer, or to its successors and assigns, of any or all of the Assets and to carry out the terms and conditions of this Agreement.

21. CONFIDENTIALITY

Seller, on the one hand, and Buyer, on the other hand, severally agree not to, directly or indirectly, without the prior written consent of the other, use or disclose to any person, firm or corporation, any information, trade secrets, confidential customer information, technical data or know-how relating to the products, processes, methods, equipment or business practices of the other.

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22. BENEFIT OF PARTIES: ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Agreement may not be assigned by Seller except with the prior written consent of Buyer. Buyer may freely assign this Agreement to a wholly-owned subsidiary of Buyer. Nothing herein contained shall confer or is intended to confer on any third party or entity which is not a party to this Agreement any rights under this Agreement.

23. GOVERNING LAW

This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New Jersey applicable to contracts made and to be entirely performed in such State.

[INTENTIONALLY LEFT BLANK]

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24. ATTORNEYS FEES

In any action or proceeding between the parties to this Agreement, the prevailing party in such action or proceeding shall be entitled to be reimbursed for its attorneys fees and expenses incurred in connection therewith.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have caused this Agreement to be executed by their authorized representatives as of the day and year first above written.

Instilend Technologies Inc.

By:/s/ Dr. Joseph Louro

Name: Dr. Joseph Louro

Title: CEO

InvestView, Inc. (with respect to Section 3.A only)

By:/s/ Dr. Joseph Louro

Name: Dr. Joseph Louro

Title: CEO

Fortified Management Group, LLC

By:/s/ Thomas Scipione

Name: Thomas Scipione

Title: Managing Member

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Schedule 1.1

Assets

Database

Software relating to the Matador, Locate Stock and LendEQS platforms

Customer List

Server Name	Server Type	Serial #

Web1	Dell 2850	51T6J61
Web2	Dell 2850	31T6J61

ADS1	Dell 750	GXN2Z71
ADS2	Dell 750	DXN2Z71

SQL	Dell 6650	58NTG61
SQL3	Dell 2850

SAAS1	Dell 1425SC	DYL4Z71
2X	Dell 1425SC	8YL4Z71

Exchange	Dell 2850	CNKBZ71

APP	Dell 2850	F936J61
BETA-APP	Dell 1650	39NX511
EFEX-APPSE	Dell 2850	3YQ3J61

DEV	Dell 2850	41T6J61
DEV-WEB	Dell 1650	2KXJV11

FAB	Dell 1850	78Y8J61

Tape Drive	Dell PV122T	59F3071

Lendex Dev	Dell PE 1600SC	J75NX51

Storage Array	DELL PV220	CN-DC5240-37170-4AL-0151

The list of Assets specifically exclude existing customer contracts.

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Schedule 3

Purchase Price and Royalties

The Purchase Price and Royalties paid by Buyer to Seller shall consist of the following:

1.	$150,000 paid at the Closing Date, all of which shall be used towards the payment of the Tax Liability and shall be held by the Escrow Agent in the Escrow Account pursuant to the terms of the Escrow Agreement;

2.	250,000 shares of common stock of Investview, which have been previously delivered to Seller;

3.	$2,500 per month commencing on the 90th day after the Closing Date which shall be increased to $5,000 per month as of the 270th day following the Closing Date, which along with the payments set forth in 6, 8 and 9 below, shall be applied towards and reduce the interest and principal due under the Note, however, in the event that Seller defaults on any settlement with the taxing authorities for the payment of the Total Tax Liability, these payment shall be suspended and will be applied towards the payment of the remaining unpaid Total Tax Liability until the remaining unpaid Total Tax Liability is paid in full and will also be used to reduce the principal and interest due on the Note. Upon repayment or satisfaction of the Note in full, this payment shall terminate;

4.	a Secured Promissory Note in the principal amount of $1,250,000, a form of which is attached hereto together with the related Security Agreement as Exhibit C (the “Note”);

5.	the assumption by Buyer from Investview of 5% Convertible Promissory Notes issued by Investview to Richard L’Insalata, Todd Tabacco and Derek Tabacco in the aggregate amount of $500,000, a form of which is attached hereto as Exhibit D;

6.	the Buyer will make a monthly payment to Seller equal to 10% of gross revenue generated from electronic securities lending utilizing the Assets which, along with the payments set forth in 3 above and 8 and 9 below, such payments will be applied towards and shall reduce the interest and principal owed under the Note, however, in the event that Seller defaults on any settlement with the taxing authorities for the payment of the Total Tax Liability these payments shall be suspended and will be applied towards the payment of the remaining unpaid Total Tax Liability until the remaining unpaid Total Tax Liability is paid in full and will also be used to reduce the principal and interest due on the Note. Upon repayment or satisfaction of the Note in full, this payment shall terminate;

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7.	upon payment of the Note in full, the Buyer will make a monthly payment to Seller equal to 5% of all electronic securities lending gross revenue generated utilizing the Assets until an additional $4,000,000 (exclusive of all other payments) is paid to Seller, however, in the event that the Seller defaults on any settlement with the taxing authorities for the payment of Total Tax Liability these payment shall be suspended and will be applied towards the payment of the remaining unpaid Total Tax Liability until the remaining unpaid Total Tax Liability is paid in full;

8.	Commencing on August 1, 2013, 80% of all gross compensation generated by existing clients of Seller, including but not limited to the agreement with Bank of Montreal (“Revenue Split”), which shall be assigned by Seller to Buyer, or any amendments or new agreements entered with existing clients of Seller, including but not limited to the Bank of Montreal, shall be paid by Buyer to Seller on a monthly basis until the Note is paid in full. The Revenue Split shall, in addition to the payments made pursuant to 3 and 6 above and 9 below, reduce the principal and interest due under the Note. From the Closing Date until July 31, 2013, Seller shall immediately transfer all amounts paid by existing clients, including but not limited to Bank of Montreal, to Buyer. However, in the event that Seller defaults on any settlement with the taxing authorities for the payment of the Total Tax Liability these payments shall be suspended and will be applied towards the payment of the remaining unpaid Total Tax Liability until the remaining unpaid Total Tax Liability is paid in full and will also be used to reduce the principal and interest due on the Note. For purposes hereof, Seller shall only be entitled to an 80% payout until its existing clients have generated $75,000 in gross monthly compensation, thereafter Seller shall be entitled to 20% on all amounts over and above $75,000 in gross monthly compensation generated by Seller’s existing clients, until the Note is paid in full.

9.	In connection with any new introductions generated by Seller that result in business generated from the electronic securities lending business, Seller shall be entitled to Eighty Percent (80%) of all gross revenue generated each month from any such new clients (“New Client Revenue Split”). In the event Buyer rejects such new customer, and subsequently contacts such customer within a period of three (3) years from the initial introduction Seller shall be entitled to the compensation set forth herein. However, in the event that the Total Tax Liability is not paid in full on or before the Tax Payment Due Date these payment shall be suspended and will be applied towards the payment of the remaining unpaid Total Tax Liability until the remaining unpaid Total Tax Liability is paid in full. All amounts paid to Seller pursuant to the New Client Revenue Split shall, in addition to the payments made pursuant to 3, 6 and 8 above, reduce the principal and interest due under the Note. At such time as the Note has been paid in full, the New Client Revenue Split shall be amended so that Seller shall be entitled to 20% of such gross revenues as opposed to 80%.

10.	$15,000 to be paid within 30 days of the Closing Date.

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Schedule 4.4

Tax Liability

Schedule of Tax Payments due for Instilend by entity:

1.	Federal Withholding	$61,144,74
2.	Federal Unemployment	$294.00
3.	Medicare (Company and Employee)	$11,988.39
4.	Social Security (Company and Employee)	$42,992.88
5.	New York Withholding	$19,417.37
6.	New York Disability (Company and Employee)	$477.40
7.	New York Unemployment	$2,394.90
8.	New York City Resident	$10,861.68
9.	New York MCTMT (Transit Tax)	$1,405.53
10.	New York Re-employment Service Fund	$38.28
	Total Taxes Due	$151,015.16

Schedule 4.9

Options, Rights, Licenses, Restrictions, Interests or Encumbrances

None

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Exhibit A

Escrow Agreement

18

Exhibit B

Consulting Agreement

19

Exhibit C

Secured Promissory Note

20

Exhibit D

Assignment and Assumption of Promissory Notes

21

Exhibit E

Settlement and Release entered with Derek Tabacco

22

Exhibit F

Settlement and Release entered with Richard L’Insalata

23

Exhibit G

Settlement and Release entered with Todd Tabacco

24